Exhibit 99.1

SYNAGEVA BIOPHARMA™ REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

LEXINGTON, Mass., April 30, 2014 — Synageva BioPharma Corp. (“Synageva”) (NASDAQ:GEVA), a biopharmaceutical company developing therapeutic products for rare disorders, today reported first quarter 2014 financial results, and provided other business updates.

First Quarter 2014 Financial Results

For the quarter ended March 31, 2014, Synageva reported a net loss of $36.4 million compared to a net loss of $14.5 million for the corresponding quarter of the prior year. Revenue of $1.6 million for the quarter ended March 31, 2014 primarily consisted of $1.5 million of Fuzeon royalties from Roche, as well as revenue of $0.1 million from collaborations. Total costs and expenses for the quarter ended March 31, 2014, including research and development expenses, selling, general and administrative expenses, and amortization of developed technology, totaled $38.1 million. This compares to total costs and expenses for the first quarter of 2013 of $19.7 million. Synageva had cash, cash equivalents and short-term investments totaling $575.2 million on March 31, 2014.

Synageva reiterates its previous net loss guidance of between $190 and $205 million for 2014. The net loss is primarily due to investments supporting the global clinical development program for sebelipase alfa, development of SBC-103, expansion of the global clinical, medical affairs and commercial infrastructure, expansion of manufacturing capabilities, as well as advancement of other preclinical pipeline programs.

Sebelipase alfa and SBC-103

Synageva continues to plan to report top-line results from the Phase 3 ARISE trial with sebelipase alfa in children and adults with LAL Deficiency during the third quarter of 2014. Following this, the company continues to plan to complete submission of a Biologic License Application (BLA) to the U.S. Food & Drug Administration (FDA) and a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for sebelipase alfa for the treatment of LAL Deficiency by the end of the first quarter of 2015. Synageva plans to initiate clinical trial sites for SBC-103 in patients with mucopolysaccharidosis IIIB (MPS IIIB) mid this year.

Sebelipase alfa for LAL Deficiency

LAL Deficiency is a rare autosomal recessive lysosomal storage disease (LSD) caused by a marked decrease in LAL enzyme activity. LAL Deficiency presenting in children and adults, historically called Cholesteryl Ester Storage Disease (CESD), is an underappreciated cause of cirrhosis and accelerated atherosclerosis. These complications are due to the buildup of fatty material in the liver, blood vessel walls and other tissues as a result of the decreased LAL enzyme activity. Infants presenting with LAL Deficiency, historically called Wolman disease, show very rapid progression with death, usually in the first six months of life. Affected infants develop severe liver complications, malabsorption, and growth failure.

Sebelipase alfa is a recombinant form of the human LAL enzyme being developed by Synageva as an enzyme replacement therapy for LAL Deficiency. Synageva is evaluating sebelipase alfa in global Phase 3 clinical trials in infants, children and adults with LAL Deficiency. Sebelipase alfa has been granted orphan designation by the U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMA), and the Japanese Ministry of Health, Labour and Welfare. Additionally, sebelipase alfa received fast track designation by the FDA, and Breakthrough Therapy designation by the FDA for LAL Deficiency presenting in infants.

SBC-103 for MPS IIIB

The mucopolysaccharidoses (MPS) consist of a group of rare LSDs caused by a deficiency of enzymes needed to break down complex sugars called glycosaminoglycans. The MPS III syndromes (also known as Sanfilippo syndromes) share complications with other MPS diseases but represent a clinically distinct subset with marked central nervous system degeneration. MPS IIIB, also known as Sanfilippo B syndrome, is caused by a decrease in alpha-N-acetyl-glucosaminidase (NAGLU) enzyme activity which leads to the buildup of abnormal amounts of heparan sulfates (HS) in the brain and other organs. The accumulation of abnormal HS, particularly in the central nervous system, leads to severe cognitive decline, behavioral problems, speech loss, increasing loss of mobility, and premature death.

SBC-103 is a recombinant form of the human NAGLU enzyme being developed by Synageva as an enzyme replacement therapy for MPS IIIB. Using various dosing approaches, SBC-103 reduced HS substrate storage in the brain, liver and kidney in an MPS IIIB animal model. SBC-103 has been granted orphan designation by the FDA and the EMA.

Synageva’s additional pipeline programs

Synageva’s additional pipeline programs include other proteins targeting rare diseases at various stages of preclinical development. These diseases are characterized by significant morbidity and mortality and these programs are selected based on scientific rationale, high unmet medical need, potential to impact disease course and strategic alignment with the company’s corporate focus.

Synageva routinely posts information that may be important to investors in the “Investor Relations” section of the company’s website at www.synageva.com. Synageva encourages investors and potential investors to consult this website regularly for important information about the company.

Further information regarding Synageva is available at www.synageva.com.

Forward-Looking Statements

This news release contains “forward-looking statements”. Such statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “intend,” “believe,” “may,” “will,” “estimate,” “forecast,” “project,” or words of similar meaning. These forward-looking statements address, among other matters, our 2014 financial guidance including our expected 2014 net loss and the factors underlying our guidance, planned allocation of our cash, the timing to report Phase 3 ARISE top-line results and to submit applications for regulatory approval, and the timing for the initiation of clinical trial sites for SBC-103. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties some of which are known, including, unanticipated costs or delays in our research and development programs, risk of delays in initiating or completing our clinical trials, risk that the outcomes of our preclinical or clinical trials may not support further development or registration of our product candidates due to safety, efficacy or other reasons, the content and timing of decisions by the FDA and other regulatory authorities, and the risks identified under the heading “Risk Factors” in Synageva’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2014 and other filings Synageva periodically makes with the SEC, and others of which are not known. Preclinical and clinical trial data are subject to differing interpretations, and regulatory agencies, as well as medical and scientific experts, may not share Synageva’s views regarding this data or its implications. Synageva may encounter problems or delays in preclinical and clinical development and the regulatory process. No forward-looking statement is a guarantee of future results or events, and investors should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

“Dedicated to Rare Diseases®” is a registered trademark of Synageva. “Synageva BioPharma™” is a trademark of Synageva BioPharma Corp.

Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com

Synageva BioPharma Corp.

Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Royalty revenue	$1,447	$1,705
Collaboration and license revenue	139	3,413

Total revenue	1,586	5,118

Costs and expenses:
Research and development	27,868	13,338
Selling, general and administrative	9,804	5,654
Amortization of developed technology	390	699

Total costs and expenses	38,062	19,691

Loss from operations	(36,476)	(14,573)
Interest income	75	89
Other expense, net	(5)	—

Loss before provision from income taxes	(36,406)	(14,484)
Provision for income taxes	18	—

Net loss	$(36,424)	$(14,484)

Basic and diluted net income per common share	$(1.16)	$(0.54)

Weighted average shares used in basic and diluted per common share computations	31,338	26,826

Synageva BioPharma Corp.

Consolidated Balance Sheet Data

(in thousands)

	As of
	March 31,	December 31,
	2014	2013
Cash, cash equivalents, and short-term investments	$575,218	$408,733
Working capital	568,402	402,803
Total assets	623,104	447,949
Accumulated deficit	(290,663)	(254,239)
Total stockholders’ equity	$601,092	$430,201